Exhibit 99.1

AWBC – 2009 Q2 Results

July 30, 2009

AMERICANWEST BANCORPORATION

NEWS RELEASE

AMERICANWEST BANCORPORATION ANNOUNCES SECOND QUARTER

2009 FINANCIAL RESULTS

SPOKANE, WASHINGTON - AmericanWest Bancorporation (NASDAQ: AWBC) today announced second quarter financial results which included the following:

•	Total available liquidity increased with $167 million of liquid assets at June 30, 2009 as compared to $130 million at March 31, 2009 and $132 million at year end 2008.

•	Net loans ended the quarter at $1.44 billion, a reduction of $80 million, or 5%, from March 31, 2009 and a reduction of $295 million, or 17%, over the past year.

•	Total deposits remained stable at $1.52 billion at June 30, 2009 as compared to $1.54 billion at March 31, 2009.

•	Net interest margin was 3.35% for the second quarter of 2009 as compared to 3.31% for the first quarter of 2009 and 4.19% in the second quarter of 2008.

•	Provision for loan losses was $11.8 million for the second quarter of 2009 as compared to $13.7 million for the first quarter of 2009 and $16.4 million for the second quarter of 2008.

•	Non-performing loans remained stable at $122.2 million while non-performing assets increased $12.2 million, or 8%, to $157.5 million from the first quarter.

•	Mortgage banking revenue reached $3.2 million for the second quarter, an increase of 64% over the prior quarter and 151% compared to the second quarter of 2008.

•	Total non-interest expense was $19.6 million for the second quarter as compared to $20.6 million for the first quarter 2009, a decrease of 5% as compared to the prior quarter.

For the quarter ended June 30, 2009, the Company reported a net loss of $10.5 million, or $0.61 per share, as compared to a loss of $14.5 million, or $0.84 per share, for the first quarter of 2009 and a loss of $6.2 million, or $0.36 per share, for the second quarter of 2008.

For the six months ended June 30, 2009, the Company reported a net loss of $25.1 million, or $1.46 per share, as compared with a net loss of $37.8 million, or $2.19 per share, for the six months ended June 30, 2008. Excluding a $27.0 million goodwill impairment charge during the first six months of 2008, the net loss would have been $10.8 million or $0.63 per share.

“Our second quarter financial results reflect continued progress on a number of fronts, despite an unacceptable bottom line result” remarked Patrick J. Rusnak, Chief Executive Officer. “Pre-provision income was enhanced by stronger non-interest revenue, driven principally by mortgage operations, expense control and net interest margin expansion. These factors, combined with a dramatic reduction in the growth of non-performing assets and continued stability of our deposit base, are indicators that things are headed in the right direction, albeit at a much slower pace than we would like.”

AWBC – 2009 Q2 Results

July 30, 2009

Capital:

At June 30, 2009, total shareholders’ equity was $65.4 million and total tangible shareholders’ equity was $34.5 million, or $2.01 per share. The Company’s tangible equity ratio (tangible equity divided by tangible assets) was 1.98% as of June 30, 2009.

AmericanWest Bank’s regulatory capital ratios as of June 30, 2009 exceeded the threshold for “adequately capitalized” status in two of the three measures, with the total risk-based capital ratio falling into the “significantly under capitalized” range. All three of the Company’s consolidated regulatory capital ratios as of June 30, 2009 were in the “under capitalized” classification.

The Company is continuing to explore all available options with respect to restoration of regulatory capital levels, including a private placement of equity securities and the divestiture of branch assets and liabilities.

Net Interest Margin:

The tax-equivalent net interest margin for the second quarter of 2009 was 3.35%, as compared to 3.31% in the first quarter, and 4.19% for the second quarter of 2008. The 4 basis point increase from the prior quarter is primarily due to the decrease in the cost of funds of 23 basis points, offset by a decrease in the yield on earning assets of 15 basis points.

The average yield on loans for the second quarter was 5.62%, a decrease of 2 basis points from the prior quarter, and a decrease of 107 basis points from the previous year. The loan yield for the second quarter of 2009 was reduced by 94 basis points due to the total impact of non-accrual loans, including both reversed and forgone interest, as compared to an impact of 65 basis points in the first quarter 2009. The average prime rate (the base index for approximately 33% of the Company’s loan portfolio) for the first and second quarters of 2009 was 3.25% as compared to 5.09% for the second quarter of 2008.

The Company’s cost of funds has benefited from the decline in prevailing market interest rates over the past year to historic lows. The average cost of interest bearing deposits for the second quarter was 2.18%, a decrease of 33 basis points from the first quarter of 2009 and a decrease of 55 basis points from the second quarter of 2008. The cost of borrowed funds, including FHLB advances and subordinated debt, was 3.82% for the second quarter of 2009, an increase of 63 basis points from the first quarter of 2009 due to the mix of borrowings, and a decrease of 50 basis points from the second quarter of 2008. The average cost of interest bearing liabilities for the second quarter of 2009 was 2.38%, as compared to 2.61% for the first quarter of 2009, and 2.99% for the second quarter of 2008. The Company’s cost of funds inclusive of non-interest bearing deposits was 1.98% for the second quarter of 2009 as compared to 2.17% for the first quarter of 2009, and 2.46% for the same period of 2008.

The tax-equivalent net interest margin for the six months ended June 30, 2009 was 3.33%, as compared to 4.41% for the similar period of the prior year. The decrease is principally due to a 150 basis point decrease in the yield on interest earning assets, partially offset by a decline in the cost of funds of 67 basis points. The average yield on loans was 5.63% for the first six months of 2009, a decrease of 142 basis points from the same period of the prior year. The total impact of non-accrual loans, including both reversed and forgone interest, was 79 basis points for the six months ended June 30, 2009 as compared to 18 basis points for the similar period of the prior year. The cost of interest bearing deposits was 2.34% for the six months ended June 30, 2009, a decrease of 53 basis points from the similar period of the prior year.

AWBC – 2009 Q2 Results

July 30, 2009

Loans:

Total outstanding loans as of June 30, 2009 were $1.47 billion, as compared to $1.56 billion at March 31, 2009, and $1.62 billion at December 31, 2008. The linked-quarter reduction was principally driven by a decline of $67 million in construction and development loans and $32 million in commercial and industrial loans, inclusive of $15.3 million in gross charge-offs during the quarter. Agricultural loans increased $15 million from March 31, 2009 due to seasonality. Total average loans outstanding for the second quarter of 2009 were $1.5 billion, a decrease of $74 million from the prior quarter and $252 million from the same period of the prior year.

Asset Quality:

Total non-performing assets, net of government guarantees on loans, were 8.86% of total assets at June 30, 2009 as compared to 7.96% of total assets at March 31, 2009, and 5.74% of total assets at December 31, 2008. Non-performing loans, net of government guaranteed amounts, represented 8.29% of total loans at June 30, 2009 as compared to 7.86% of total loans at March 31, 2009 and 5.65% of total loans at December 31, 2008. Non-performing loans reported as of June 30, 2009 reflected cumulative charge-offs of $46.9 million, of which $15.2 million was recognized during the second quarter of 2009.

“Our conservative approach to the identification, classification, and valuation of problem loans, was initiated early in the current economic cycle, over 18 months ago,” remarked Rusnak. “Total non-performing assets increased by only 8% during the second quarter, compared to an average increase of 32% for the preceding four quarters, and half of the second quarter increase has been reduced by repayments and sales proceeds received so far during July. This, combined with a delinquent loan ratio of 43 basis points as of June 30, indicates the worst – in terms of non-performing asset levels – is hopefully behind us.”

Foreclosed assets at June 30, 2009 totaled $35.2 million and consisted of 30 properties as compared to $23 million (36 properties) at March 31, 2009, and $16 million (22 properties) as of December 31, 2008. The value of the largest property being carried at June 30, 2009 is $8.3 million and is related to a completed commercial office condominium complex. During the second quarter of 2009, 16 foreclosed properties with an aggregate carrying value of $7.8 million were sold resulting in a pre-tax gain of $428 thousand. In addition, during the second quarter of 2009, $1.5 million of impairment charges were recognized on foreclosed real estate. Foreclosure action has been initiated on substantially all real estate secured non-performing loans, and the Company expects to obtain ownership of approximately $30 million of additional real estate collateral during the third quarter of 2009. Further, management expects to complete the sale of approximately $12 million of foreclosed property during the third quarter of 2009, without incurring any material losses. “The fact that the carrying value of our $35 million foreclosed real estate portfolio was already reduced by aggregate pre-foreclosure charge-offs of more than $34 million provides us a significant measure of comfort with respect to this outlook,” noted Rusnak.

At June 30, 2009, the Company had approximately $70 million of loans which were not classified as non-performing but were internally identified as potential problem loans due to management’s concerns about the borrower’s financial condition. This represented approximately 4.7% of total outstanding loans, which is substantially unchanged from March 31, 2009.

The Company recognized a provision for loan losses of $11.8 million, or 3.07% of average loans on an annualized basis, for the quarter ended June 30, 2009, as compared to $13.7 million, or 3.44% of average loans on an annualized basis, for the quarter ended March 31, 2009. For the quarter ended June 30, 2008, the Company recognized a provision for loan losses of $16.4 million, or 3.68% of average loans on an annualized

AWBC – 2009 Q2 Results

July 30, 2009

basis. For the quarter ended June 30, 2009, net charge-offs were $19.8 million, or 5.15% of average loans annualized, as compared to $17.7 million, or 4.45% of average loans annualized for the quarter ended March 31, 2009 and $11.7 million, or 2.63% of average loans annualized, for the second quarter of 2008.

For the six months ended June 30, 2009, the Company recognized a provision for loan losses of $25.5 million, or 3.26% of average loans annualized, as compared to $29.2 million and 3.29% for the prior year period.

It is the Company’s general policy to recognize as charge-offs any specific loan impairments for known losses in lieu of carrying such amounts as a loan specific component of the allowance for credit losses. However, due to administrative reasons, the Company may carry specific reserves over a quarter-end. The allowance for credit losses, which is comprised of the allowance for loan losses and reserve for unfunded commitments, was $33.2 million, or 2.25% of total loans at June 30, 2009, a decrease of 40 basis points from March 31, 2009 and an increase of 39 basis points from June 30, 2008. The decrease from March 31, 2009 is partly due to charge-offs of $6.8 million that were carried as specific reserves at the prior quarter-end.

Deposits and Liquidity:

Total average interest bearing deposits for the second quarter of 2009 were $1.3 billion as compared to $1.2 billion in the first quarter of 2009 and $1.3 billion in the second quarter of 2008. Total average non-interest bearing demand deposits for the second quarter of 2009 were $286 million, a decline of $10 million, or 3%, as compared to the first quarter, and a $38 million, or 12%, decrease from the similar quarter of the prior year. Total average savings and money market balances declined $17 million, or 4%, during the quarter and $122 million, or 23%, over the last 12 months. The average balance of certificates of deposit increased $23 million, or 4%, during the second quarter of 2009 and were up $87 million, or 14%, as compared to the second quarter of 2008.

Total deposits as of June 30, 2009 were $1.5 billion, a decrease of 1% from March 31, 2009 and a decrease of 3% from December 31, 2008. Total brokered certificates of deposit at June 30, 2009 were $2.5 million, a reduction of $25.0 million from the prior quarter and a reduction of $50.0 million from December 31, 2008. The reduction in brokered certificates of deposit was principally replaced with retail certificates of deposit with maturities ranging from five months to one year with an average rate of 2.22%.

The reduction in loans and the continued stability of the deposit base has lowered the Company’s reliance on borrowings to fund its liquidity needs over the past year. Total FHLB and other borrowings at June 30, 2009 were $125.1 million, a decrease of $18.7 million from March 31, 2009 and a decrease of $17.8 million from December 31, 2008.

As of June 30, 2009, AmericanWest Bank had total available secured borrowing capacity of approximately $169.3 million through facilities at the FHLB and the Federal Reserve Bank of San Francisco (Fed) Discount Window program. As of June 30, 2009, AmericanWest Bank had no borrowings from the Fed Discount Window.

Non-interest Income:

Non-interest income was $7.0 million for the quarter ended June 30, 2009, as compared to $5.8 million for the quarter ended March 31, 2009 and $5.1 million for the same period of the prior year. Fees on mortgage loan sales increased $1.2 million, or 64%, from the preceding quarter and $1.9 million, or 151%, as compared to the second quarter of 2008. This substantial increase in mortgage activity was largely driven by the attractive rate

AWBC – 2009 Q2 Results

July 30, 2009

environment coupled with additional internal efforts to market mortgage lending and refinancing services to the Bank’s customer base. Fees and service charges on deposits increased $119 thousand, or 5%, as compared to the prior quarter due to increased overdraft and debit card fees. Fees and service charges on deposits decreased $520 thousand, or 18%, as compared to the similar quarter of the prior year due mainly to overdraft fees which declined $459 thousand. Included in other non-interest income for the first and second quarters of 2009 were state excise tax refunds of $977 thousand and $335 thousand, respectively, related to prior years.

Non-interest income for the six months ended June 30, 2009 was $12.8 million, as compared to $9.3 million for the similar period of the prior year. Mortgage loan sale income increased $3.0 million due to higher volumes of activity and the market for residential loans. Other non-interest income increased $1.4 million due mainly to refunds received related to prior year state excise taxes of $1.3 million, an increase in foreclosed asset gains of $304 thousand and an increase in asset sale income of $263 thousand. These increases were partially offset by the fees and service charges on deposits which declined $865 thousand due mainly to a decrease in overdraft fees of $786 thousand.

Non-interest Expense:

Non-interest expense for the three months ended June 30, 2009 was $19.6 million, as compared to $20.6 million for the three months ended March 31, 2009 and $19.2 million for the second quarter of 2008. The decrease in non-interest expense compared to the first quarter of 2009 is principally due to the decline in FDIC assessment expense of $2.6 million. The first quarter of 2009 included over-accruals for estimated FDIC assessments of approximately $1.0 million, which resulted in a reversing adjustment during the second quarter. This decrease was partially offset by an increase in foreclosed assets expense of $1.5 million due mainly to charge-downs of carrying values based upon updated appraisals.

Non-interest expense for the six months ended June 30, 2009 was $40.2 million, an increase of $2.2 million from the prior year (excluding the $27.0 million goodwill impairment charge). The increase is related to the FDIC assessment expense, which increased $4.0 million due to the special assessment and increased quarterly assessments, and foreclosed assets expense which increased $1.8 million, due mainly to $1.7 million of charge-downs taken during the year. These increases were partially offset by a reduction in salaries and employee benefits of $3.2 million, which is a result of the ongoing cost savings initiatives.

The efficiency ratio for the quarter ended June 30, 2009 was 90%, as compared to 101% in the prior quarter and 75% for the similar quarter of the prior year.

Income Taxes:

As a result of the Company’s current going concern status since December 31, 2008, all tax benefits from operating losses in 2009 have been deferred and all deferred taxes have been fully reserved, and therefore, the Company has not shown any tax benefit for operating losses in the first six months of 2009. If the Company is successful in raising additional capital and future operating profitability is probable, it is likely the going concern status will be rescinded and the valuation reserve for deferred tax asset reversed, significantly enhancing the regulatory capital ratios of both the Bank and the Company.

About AmericanWest Bancorporation:

AmericanWest Bancorporation is a bank holding company whose principal subsidiary is AmericanWest Bank which includes Far West Bank in Utah operating as an integrated division of AmericanWest Bank. AmericanWest Bank is a community bank with 58 financial centers located in Washington, Northern Idaho and Utah. For further information on the Company, please visit our web site at www.awbank.net/IR.

AWBC – 2009 Q2 Results

July 30, 2009

The press release contains certain non-GAAP measures related to eliminating the effects of goodwill impairment on certain amounts and ratios presented herein. Management believes these measures are meaningful as they provide a comparable basis to other periods presented.

This press release includes forward-looking statements, and AmericanWest Bancorporation intends for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe AmericanWest Bancorporation’s expectations regarding future events, including the Company’s ability to improve its regulatory capital ratios and the Company’s projections regarding foreclosed assets activity. Future events are difficult to predict and are subject to risk and uncertainty which could cause actual results to differ materially and adversely. Additional information regarding risks and uncertainties is included in AmericanWest Bancorporation’s periodic filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. AmericanWest Bancorporation undertakes no obligation to revise or amend any forward-looking statements to reflect subsequent events or circumstances.

AWBC – 2009 Q2 Results

July 30, 2009

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Consolidated Statements of Loss:

	For the three months ended:
	6/30/2009	3/31/2009	6/30/2008
INTEREST INCOME
Interest and fees on loans	$21,588	$22,464	$29,784
Interest on securities	691	752	862
Other interest income	62	35	93

TOTAL INTEREST INCOME	22,341	23,251	30,739

INTEREST EXPENSE
Interest on deposits	6,809	7,557	8,630
Interest on borrowings	1,620	1,757	2,591

TOTAL INTEREST EXPENSE	8,429	9,314	11,221

NET INTEREST INCOME	13,912	13,937	19,518
Loan loss provision	11,800	13,680	16,400

NET INTEREST INCOME AFTER LOAN LOSS PROVISION	2,112	257	3,118

NON-INTEREST INCOME
Fees and service charges on deposits	2,327	2,208	2,847
Fees on mortgage loan sales, net	3,154	1,924	1,258
Other	1,515	1,668	1,000

TOTAL NON-INTEREST INCOME	6,996	5,800	5,105

NON-INTEREST EXPENSE
Salaries and employee benefits	8,863	8,893	10,146
FDIC assessment	856	3,475	312
Equipment expense	1,880	1,992	2,139
Occupancy expense, net	1,758	1,954	1,765
Amortization of intangible assets	716	716	863
Foreclosed real estate and other foreclosed assets expense	1,768	287	233
Impairment of premises and securities	52	59	—
State business and occupation tax	320	20	304
Other	3,422	3,196	3,479

TOTAL NON-INTEREST EXPENSE	19,635	20,592	19,241

LOSS BEFORE PROVISION FOR INCOME TAX	(10,527)	(14,535)	(11,018)
BENEFIT FOR INCOME TAX	—	—	(4,806)

NET LOSS	$(10,527)	$(14,535)	$(6,212)

Basic loss per common share	$(0.61)	$(0.84)	$(0.36)
Diluted loss per common share	$(0.61)	$(0.84)	$(0.36)
Basic weighted average shares outstanding	17,213	17,213	17,211
Diluted weighted average shares outstanding	17,213	17,213	17,211

Ending book value per share	$3.80	$4.38	$14.16
Ending tangible book value per share	$2.01	$2.54	$7.42
Ending shares outstanding	17,213	17,213	17,211

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AWBC – 2009 Q2 Results

July 30, 2009

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Consolidated Statements of Loss:

	For the six months ended:
	6/30/2009	6/30/2008
INTEREST INCOME
Interest and fees on loans	$44,052	$62,568
Interest on securities	1,443	1,689
Other interest income	97	152

TOTAL INTEREST INCOME	45,592	64,409

INTEREST EXPENSE
Interest on deposits	14,366	17,682
Interest on borrowings	3,377	5,922

TOTAL INTEREST EXPENSE	17,743	23,604

NET INTEREST INCOME	27,849	40,805
Loan loss provision	25,480	29,200

NET INTEREST INCOME AFTER LOAN LOSS PROVISION	2,369	11,605

NON-INTEREST INCOME
Fees and service charges on deposits	4,535	5,400
Fees on mortgage loan sales, net	5,078	2,120
Other	3,183	1,805

TOTAL NON-INTEREST INCOME	12,796	9,325

NON-INTEREST EXPENSE
Salaries and employee benefits	17,756	20,932
FDIC assessment	4,331	364
Equipment expense	3,872	3,984
Occupancy expense, net	3,712	3,620
Foreclosed real estate and other foreclosed assets expense	2,055	296
Amortization of intangible assets	1,432	1,748
State business and occupation tax	340	592
Impairment of premises and securities	111	—
Impairment of goodwill	—	27,000
Other	6,618	6,488

TOTAL NON-INTEREST EXPENSE	40,227	65,024

LOSS BEFORE PROVISION FOR INCOME TAX	(25,062)	(44,094)
BENEFIT FOR INCOME TAX	—	(6,325)

NET LOSS	$(25,062)	$(37,769)

Basic loss per common share	$(1.46)	$(2.19)
Diluted loss per common share	$(1.46)	$(2.19)
Basic weighted average shares outstanding	17,213	17,208
Diluted weighted average shares outstanding	17,213	17,208

Ending book value per share	$3.80	$14.16
Ending tangible book value per share	$2.01	$7.42
Ending shares outstanding	17,213	17,211

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AWBC – 2009 Q2 Results

July 30, 2009

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Consolidated Statement of Condition:

	6/30/2009	3/31/2009	12/31/2008	6/30/2008
ASSETS
Cash and due from banks	$36,195	$55,129	$40,927	$50,469
Overnight interest bearing deposits with other banks	75,027	14,430	26,058	8,031

Cash and cash equivalents	111,222	69,559	66,985	58,500

Securities, available-for-sale at fair value	55,540	60,360	65,270	70,245

Loans, net of allowance for loan losses	1,439,707	1,519,507	1,577,106	1,734,318

Loans, held for sale	11,898	16,986	12,265	14,134
Accrued interest receivable	7,337	7,620	8,193	10,080
FHLB stock	10,267	10,267	8,286	8,790
Premises and equipment, net	38,009	39,921	41,385	45,802
Foreclosed real estate and other foreclosed assets	35,240	22,552	15,781	2,962
Bank owned life insurance	30,701	30,443	30,193	29,660
Goodwill	18,852	18,852	18,852	100,852
Intangible assets	12,035	12,751	13,467	15,194
Other assets	6,810	17,279	16,840	18,965

TOTAL ASSETS	$1,777,618	$1,826,097	$1,874,623	$2,109,502

LIABILITIES
Non-interest bearing demand deposits	$284,096	$288,248	$321,552	$321,102
Interest bearing deposits:
NOW, savings accounts and MMDA	573,997	574,229	559,666	655,138
Time, $100,000 and over	213,778	281,999	342,022	425,200
Other time	449,395	393,545	350,293	207,350

TOTAL DEPOSITS	1,521,266	1,538,021	1,573,533	1,608,790

FHLB advances	122,193	140,680	139,668	190,623
Other borrowings	2,933	3,130	3,294	599
Junior subordinated debt	41,239	41,239	41,239	41,239
Accrued interest payable	5,810	7,806	7,677	6,147
Other liabilities	18,763	19,836	19,424	18,315

TOTAL LIABILITIES	1,712,204	1,750,712	1,784,835	1,865,713

STOCKHOLDERS’ EQUITY
Preferred stock, no par	—	—	—	—
Common stock, no par	253,411	253,399	253,450	253,388
Accumulated deficit	(188,826)	(178,299)	(163,764)	(9,173)
Accumulated other comprehensive income (loss), net of tax	829	285	102	(426)

TOTAL STOCKHOLDERS’ EQUITY	65,414	75,385	89,788	243,789

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,777,618	$1,826,097	$1,874,623	$2,109,502

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AWBC – 2009 Q2 Results

July 30, 2009

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Three Months Ended
	6/30/2009	3/31/2009	6/30/2008
Quarterly Financial Ratios, annualized:
Return on average assets	-2.34%	-3.18%	-1.18%
Return on average equity	-59.45%	-66.70%	-9.91%
Return on tangible average equity	-106.11%	-104.51%	-18.43%
Efficiency ratio	90.49%	100.70%	74.64%
Non-interest income to average assets	1.55%	1.27%	0.97%
Non-interest expenses to average assets	4.36%	4.50%	3.66%
Net interest margin to average earning assets (2)	3.35%	3.31%	4.19%

	Six Months Ended
	6/30/2009	Non-GAAP (1) 6/30/2008	GAAP 6/30/2008
Year to Date Financial Ratios, annualized:
Return on average assets	-2.76%	-1.02%	-3.59%
Return on average equity	-63.45%	-8.10%	-28.40%
Return on tangible average equity	-105.19%	-15.79%	-55.39%
Efficiency ratio	95.45%	72.36%	126.22%
Non-interest income to average assets	1.41%	0.89%	0.89%
Non-interest expenses to average assets	4.43%	3.61%	6.18%
Net interest margin to average earning assets (2)	3.33%	4.41%	4.41%

(1)	Excludes goodwill impairment.
(2)	Presented on a tax equivalent basis for tax exempt securities.

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AWBC – 2009 Q2 Results

July 30, 2009

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	6/30/2009	3/31/2009	12/31/2008	6/30/2008
Loan Portfolio:
Commercial real estate	$641,274	$634,718	$630,540	$604,246
Construction, land development and other land	275,528	342,564	388,381	497,467
Commercial and industrial	170,997	203,401	215,776	282,733
Residential real estate	196,039	202,312	200,047	176,045
Agricultural	165,501	150,479	160,944	167,125
Installment and other	24,997	28,922	28,777	41,296

Total loans	1,474,336	1,562,396	1,624,465	1,768,912
Allowance for loan losses	(32,690)	(40,675)	(44,722)	(31,768)
Deferred loan fees, net of deferred costs	(1,939)	(2,214)	(2,637)	(2,826)

Net loans	$1,439,707	$1,519,507	$1,577,106	$1,734,318

Non-performing Assets:
Accruing loans over 90 days past due (1)	$0	$285	$0	$0
Non-accrual loans (1)	122,246	122,442	91,744	69,632

Total non-performing loans	$122,246	$122,727	$91,744	$69,632
Foreclosed real estate and other foreclosed assets	35,240	22,552	15,781	2,962

Total non-performing assets	$157,486	$145,279	$107,525	$72,594

Allowance for Credit Losses:
Allowance for loan losses	$32,690	$40,675	$44,722	$31,768
Reserve for unfunded commitments	470	660	660	1,172

Allowance for credit losses	$33,160	$41,335	$45,382	$32,940

Credit Quality Ratios:
Non-performing loans to total gross loans (1)	8.29%	7.86%	5.65%	3.94%
Non-performing assets to total assets (1)	8.86%	7.96%	5.74%	3.44%
Allowance for loan loss to total gross loans	2.22%	2.60%	2.75%	1.80%
Allowance for credit losses to total gross loans	2.25%	2.65%	2.79%	1.86%
Allowance for credit losses to non-performing loans (1)	27.13%	33.68%	49.47%	47.31%

(1)	Amounts and ratios shown net of government guarantees on non-performing loans of $1.7 million, $1.4 million, $1.6 million, and $1.1 million, respectively.

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AWBC – 2009 Q2 Results

July 30, 2009

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Three Months Ended			Six Months Ended
	6/30/2009	3/31/2009	6/30/2008	6/30/2009	6/30/2008
Allowance for Loan Losses:
Balance, beginning of period	$40,675	$44,722	$27,089	$44,722	$25,258
Loan loss provision	11,800	13,680	16,400	25,480	29,200
Loans charged-off	(20,229)	(17,943)	(12,201)	(38,172)	(23,289)
Recoveries	444	216	480	660	599

Balance, end of period	$32,690	$40,675	$31,768	$32,690	$31,768

Reserve for Unfunded Commitments:
Balance, beginning of period	$660	$660	$1,272	$660	$1,374
Provision for unfunded commitments	(190)	—	(100)	(190)	(202)

Balance, end of period	$470	$660	$1,172	$470	$1,172

Net charge-offs to average gross loans (1)	5.15%	4.45%	2.63%	4.80%	2.56%
Provision for loan losses to average gross loans (1)	3.07%	3.44%	3.68%	3.26%	3.29%

(1)	Ratios are annualized.

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AWBC – 2009 Q2 Results

July 30, 2009

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Quarter to Date Net Interest Margin:

	Three Months Ended
	June 30, 2009			March 31, 2009			June 30, 2008
($ in thousands)	Average Balance	Interest	%	Average Balance	Interest	%	Average Balance	Interest	%
Assets
Loans (1)	$1,540,177	$21,588	5.62%	$1,614,190	$22,464	5.64%	$1,791,902	$29,784	6.69%
Taxable securities	39,960	507	5.09%	45,589	560	4.98%	52,572	655	5.01%
Non-taxable securities (2)	18,279	277	6.08%	19,106	292	6.20%	20,517	313	6.14%
FHLB Stock	10,267	—	0.00%	9,586	—	0.00%	9,212	42	1.83%
Overnight deposits with other banks and other	69,634	62	0.36%	31,097	35	0.46%	7,603	51	2.70%

Total interest earning assets	1,678,317	22,434	5.36%	1,719,568	23,351	5.51%	1,881,806	30,845	6.59%

Non-interest earning assets	126,367			134,719			229,959

Total assets	$1,804,684			$1,854,287			$2,111,765

Liabilities
Interest bearing demand deposits	$153,608	$156	0.41%	$131,007	$132	0.41%	$137,774	$183	0.53%
Savings and MMDA deposits	408,872	1,444	1.42%	426,313	1,768	1.68%	530,890	2,508	1.90%
Time deposits	687,698	5,209	3.04%	664,369	5,657	3.45%	601,158	5,939	3.97%

Total interest bearing deposits	1,250,178	6,809	2.18%	1,221,689	7,557	2.51%	1,269,822	8,630	2.73%

Overnight borrowings	45,219	108	0.96%	94,242	214	0.92%	30,194	191	2.54%
Junior subordinated debt	41,239	643	6.25%	41,239	641	6.30%	41,239	655	6.39%
Other borrowings	83,825	869	4.16%	87,721	902	4.17%	169,998	1,745	4.13%

Total interest bearing liabilities	1,420,461	8,429	2.38%	1,444,891	9,314	2.61%	1,511,253	11,221	2.99%

Non-interest bearing demand deposits	285,888			295,854			324,142
Other non-interest bearing liabilities	27,311			25,168			24,347

Total liabilities	1,733,660			1,765,913			1,859,742
Stockholders’ Equity	71,024			88,374			252,023

Total liabilities and stockholders’ equity	$1,804,684			$1,854,287			$2,111,765

Net interest income and spread		$14,005	2.98%		$14,037	2.90%		$19,624	3.60%

Net interest margin to average earning assets			3.35%			3.31%			4.19%

(1)	Includes loans held for sale and non-performing loans in average loans. Interest income includes loan fee income.
(2)	Tax-exempt securities income has been presented using a tax equivalent basis and an assumed tax rate of 34%.

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AWBC – 2009 Q2 Results

July 30, 2009

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Year to Date Net Interest Margin:

	Six Months Ended
	June 30, 2009			June 30, 2008
($ in thousands)	Average Balance	Interest	%	Average Balance	Interest	%
Assets
Loans (1)	$1,576,979	$44,052	5.63%	$1,785,447	$62,568	7.05%
Taxable securities	42,760	1,068	5.04%	52,214	1,302	5.01%
Non-taxable securities (2)	18,690	568	6.13%	19,218	586	6.13%
FHLB Stock	9,928	—	0.00%	9,450	62	1.32%
Overnight deposits with other banks and other	50,414	97	0.39%	5,213	90	3.47%

Total interest earning assets	1,698,771	45,785	5.44%	1,871,542	64,608	6.94%

Non-interest earning assets	130,576			245,046

Total assets	$1,829,347			$2,116,588

Liabilities
Interest bearing demand deposits	$142,370	$288	0.41%	$138,046	$372	0.54%
Savings and MMDA deposits	417,544	3,212	1.55%	538,576	5,462	2.04%
Time deposits	676,098	10,866	3.24%	562,560	11,848	4.24%

Total interest bearing deposits	1,236,012	14,366	2.34%	1,239,182	17,682	2.87%

Overnight borrowings	69,595	322	0.93%	57,810	1,013	3.52%
Junior subordinated debt	41,239	1,284	6.28%	41,239	1,392	6.79%
Other borrowings	85,762	1,771	4.16%	160,834	3,517	4.40%

Total interest bearing liabilities	1,432,608	17,743	2.50%	1,499,065	23,604	3.17%

Non-interest bearing demand deposits	290,843			326,550
Other non-interest bearing liabilities	26,247			23,571

Total liabilities	1,749,698			1,849,186
Stockholders’ Equity	79,649			267,402

Total liabilities and stockholders’ equity	$1,829,347			$2,116,588

Net interest income and spread		$28,042	2.94%		$41,004	3.77%

Net interest margin to average earning assets			3.33%			4.41%

(1)	Includes loans held for sale and non-performing loans in average loans. Interest income includes loan fee income.
(2)	Tax-exempt securities income has been presented using a tax equivalent basis and an assumed tax rate of 34%.

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AWBC – 2009 Q2 Results

July 30, 2009

Contacts:

AmericanWest Bancorporation

Patrick J. Rusnak

President and CEO

509.232.1963

prusnak@awbank.net

or

Kelly McPhee

Communications Manager

509.232.1968

kmcphee@awbank.net

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